As Filed Pursuant to Rule 424(b)(5)
Under the Securities Act of 1933
Registration No. 333-83436

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 30, 2002)

5,600,000 Shares

AutoZone, Inc.

Common Stock

The selling stockholders named in this prospectus supplement are selling 5,600,000 shares of our common stock. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “AZO”. The last reported sale price of our common stock on the New York Stock Exchange on October 30, 2003 was $103.53 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and page 1 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$99.5000	$557,200,000
Underwriting Discount	$0.6185	$3,463,600
Proceeds to the Selling Stockholders (before expenses)	$98.8815	$553,736,400

In addition to the underwriting discount, the underwriter will receive a commission from purchasers in the amount of $0.05 for each share of common stock sold to those purchasers in this offering.

The underwriter expects to deliver the shares to purchasers on or about November 5, 2003.

Citigroup

October 31, 2003

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We and the selling stockholders have not authorized anyone to provide you with different information. We and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement and the accompanying prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of shares of our common stock by the selling stockholders in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying base prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined.

Some of the information in the base prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

AUTOZONE, INC.

We are the nation’s leading specialty retailer of automotive parts and accessories, with most of our sales to do-it-yourself (“DIY”) customers. We began operations in 1979 and at August 30, 2003, operated 3,219 stores in the United States and 49 in Mexico. We also sell parts and accessories online at autozone.com. Each of our stores carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and re-manufactured automotive hard parts, maintenance items and accessories. We also have a commercial sales program in the United States that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers and service stations. We do not derive revenue from automotive repair or installation.

We also sell the ALLDATA automotive diagnostic and repair software which is also available through alldatapro.com and alldatadiy.com.

Our executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500. AutoZone, Inc. is a Nevada corporation.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” the reports and documents we filed with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents set forth below that we have previously filed with the SEC and any future filings made under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or “Exchange Act.” These documents contain important information about us:

•	our Annual Report on Form 10-K for the fiscal year ended August 30, 2003 (filed with the SEC on October 30, 2003);

•	our Proxy Statement on Schedule 14A (filed with the SEC on October 31, 2003);

•	our Current Report on Form 8-K, filed with the SEC on October 31, 2003; and

•	all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

Secretary

AutoZone, Inc.

123 South Front Street

Memphis, Tennessee 38103

(901) 495-6500

RISK FACTORS

An investment in our common stock involves a degree of risk. You should carefully consider the risks and uncertainties described below and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide whether to invest in our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and liquidity, as well as the value of common stock, could be materially adversely affected.

We may not be able to increase sales by the same historic growth rates.

We have increased our domestic store count in the past five fiscal years, growing from 2,657 stores at August 29, 1998, to 3,219 stores at August 30, 2003, an average store count increase per year of 4%. In addition, a portion of our total sales increases each year resulted from increases in sales at existing stores. We cannot provide any assurance that we can continue to open stores at historical rates or increase same store sales.

Our business depends upon qualified employees.

At the end of fiscal 2003, our consolidated employee count was approximately 49,000. We can not assure that we can continue to hire and retain qualified employees at current wage rates. If we do not maintain competitive wages, our customer service could suffer by reason of a declining quality of our workforce or, alternatively, our earnings could decrease if we increase our wage rates.

If demand for our products slows, then our business may be materially affected.

Demand for products sold by our stores depends on many factors. In the short term, it may depend upon:

•	the number of miles vehicles are driven annually, as higher vehicle mileage increases the need for maintenance and repair. Mileage levels may be affected by gas prices and other factors.

•	the number of vehicles in current service that are seven years old and older, as these vehicles are no longer under the original vehicle manufacturers’ warranty and will need more maintenance and repair than younger vehicles.

•	the weather, as vehicle maintenance may be disrupted due to catastrophic weather conditions impacting a wide geographic area.

•	the economy. In periods of rapidly declining economic conditions, both DIY and commercial (do-it-for-me, or “DIFM”) DIFM customers may defer vehicle maintenance or repair. During periods of expansionary economic conditions, more of our DIY customers may pay others to repair and maintain their cars instead of working on their own vehicles or they may purchase new vehicles.

For the long term, demand for our products may depend upon:

•	the quality of the vehicles manufactured by the original vehicle manufacturers and the length of the warranty or maintenance offered on new vehicles.

•	restrictions on access to diagnostic tools and repair information imposed by the original vehicle manufacturers or by governmental regulation.

If we are unable to compete successfully against other businesses that sell the products that we sell, we could lose customers and our sales and profits may decline.

The sale of automotive parts, accessories and maintenance items is highly competitive in many areas, including name recognition, product availability, customer service, store location and price. AutoZone competes in both the retail DIY and commercial DIFM auto parts and accessories markets.

Competitors include national and regional auto parts chains, independently owned parts stores, wholesalers and jobbers, repair shops, car washes and auto dealers, in addition to discount and mass merchandise stores, department stores, hardware stores, supermarkets, drugstores and home stores that sell aftermarket vehicle parts and supplies, chemicals, accessories, tools and maintenance parts. Although we believe we compete effectively on the basis of customer service, including the knowledge and expertise of our AutoZoners, merchandise quality, selection and availability, product warranty, store layout, location and convenience, and the strength of our AutoZone brand name, trademarks and service marks, some competitors may have competitive advantages, such as greater financial and marketing resources, larger stores with more merchandise, longer operating histories, more frequent customer visits and more effective advertising. If we are unable to continue to develop successful competitive strategies, or if our competitors develop more effective strategies, we could lose customers and our sales and profits may decline.

If we cannot profitably increase market share in the commercial auto parts business, our sales growth may be limited.

Although we are one of the largest sellers of auto parts in the commercial DIFM market, to increase commercial sales we must compete against automotive aftermarket jobbers and warehouse distributors, in addition to other auto parts retailers that have entered the commercial business. Although we believe we compete effectively on the basis of customer service, merchandise quality, selection and availability, and distribution locations, some automotive aftermarket jobbers and warehouse distributors have been in business for substantially longer periods of time than we have, have developed long-term customer relationships and have larger available inventories. We can make no assurances that we can profitably develop new commercial customers or make available inventories required by commercial customers.

If our vendors continue to consolidate, we may pay higher prices for our merchandise.

Recently, several of our vendors have merged and others have announced plans to merge. Further vendor consolidation could limit the number of vendors from which we may purchase products and could materially affect the prices we pay for these products.

Consolidation among our competitors may negatively impact our business.

Several large auto parts chains have recently merged. We do not know the impact these mergers will have upon competition in the retail automotive aftermarket. If our competitors are able to achieve efficiencies in their mergers, then there may be greater competitive pressures in the markets in which they are stronger.

War or acts of terrorism or the threat of either may negatively impact availability of merchandise and adversely impact our sales.

War or acts of terrorism or the threat of either may have a negative impact on our ability to obtain merchandise available for sale in our stores. Some of our merchandise is imported from other countries. If imported goods become difficult or impossible to bring into the United States, and if we cannot obtain such merchandise from other sources at similar costs, our sales and profit margins may be negatively affected.

In the event that commercial transportation is curtailed or substantially delayed, our business may be adversely impacted, as we may have difficulty shipping merchandise to our distribution centers and stores.

The price of our common stock may fluctuate significantly.

A number of factors could cause the market price of our common stock to fluctuate significantly, including, among others, the following:

•	our quarterly results of operations and cash flows or those of other companies in our industry;

•	the public’s reaction to our press releases, announcements and filings with the SEC;

•	changes in estimates of our earnings or recommendations by research analysts;

•	changes in general conditions affecting the U.S. economy or financial markets; and

•	other developments affecting us or our competitors.

In recent years, securities markets have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the financial or operating performance of these companies.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth, as of October 24, 2003, information with respect to the beneficial ownership of each selling stockholder before and after completion of the sale of the shares of our common stock to be sold by such selling stockholder under this prospectus supplement. The information included under the caption “Selling Stockholders” has been furnished to us by the selling stockholders. The information in the table assumes that the selling stockholders do not sell any shares of our common stock other than under this prospectus. Beneficial ownership has been determined based upon information provided to us, in accordance with the rules of the SEC.

Name of Selling Stockholder	Number of Shares Beneficially Owned	Percent of Our Shares	Number of Shares to be Sold in this Offering	Number of Shares Beneficially Owned after this Offering	Percent to be Beneficially Owned after this Offering
ESL Partners, L.P.	10,672,129	12.0	2,422,470	8,249,659	9.3
ESL Limited	1,700,084	1.9	344,699	1,355,385	1.5
ESL Institutional Partners, L.P.	395,815	*	93,255	302,560	*
ESL Investors, L.L.C.	1,521,365	1.7	375,344	1,146,021	1.3
Acres Partners, L.P.	7,526,599	8.5	1,651,042	5,875,557	6.6
Marion Partners, L.P.	224,840	*	224,840	—	—
Blue Macaw Partners, L. P.	488,350	*	488,350	—	—

All selling stockholders as a group	22,529,182	25.4	5,600,000	16,929,182	19.1

*	Less than 1%

All shares shown in the above table are owned directly by the specified entity, and the holder thereof has sole voting and investment power with respect to such shares. However, pursuant to regulations promulgated under the Exchange Act, these entities are part of a group that may be deemed to beneficially own all shares owned by each member of the group. RBS Partners, L.P., the general partner of ESL Partners, L.P. and the manager of ESL Investors, L.L.C.; ESL Investment Management, LLC, the investment manager of ESL Limited; RBS Investment Management, LLC, the general partner of ESL Institutional Partners, L.P.; ESL Investments, Inc., the general partner of RBS Partners, L.P., Acres Partners, L.P., Marion Partners, L.P. and Blue Macaw Partners, L.P.; and Mr. Lampert, a controlling stockholder of ESL Investments, Inc. and the managing member of ESL Investment Management, LLC and RBS Investment Management, LLC, may be deemed indirect beneficial owners of the securities shown in the above table. RBS Partners, L.P., ESL Investment Management, LLC, RBS Investment Management, LLC, ESL Investments, Inc. and Mr. Lampert disclaim beneficial ownership of the shares shown in the above table (except for the shares allocated to the account of any general partner).

On October 24, 2003, 200GA, L.P., a Delaware limited partnership (“200GA”), beneficially owned 2,215,581 shares of our common stock, KP I Partners, L.P., a Delaware limited partnership (“KPI”), beneficially owned 441,638 shares of our common stock, KP II Partners, L.P., a Delaware limited partnership (“KPII”) beneficially owned 342,299 shares of our common stock and Mr. Lampert was the record owner of 3,321 shares of our common stock. Each of 200GA, KPI, KPII and Mr. Lampert are affiliates of the selling stockholders.

DESCRIPTION OF CAPITAL STOCK

We are incorporated in the State of Nevada and pursuant to our articles of incorporation, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on October 24, 2003, we had outstanding 88,853,466 shares of common stock. We have no outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable.

Common Stock

Each holder of our common stock is entitled to one vote for each share owned of record on matters voted upon by stockholders, and a majority vote is required for all action to be taken by stockholders, except that, subject to certain limited exceptions, under Nevada law any director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding common stock. In the event of our liquidation, dissolution or winding-up, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred stock. Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Holders of our common stock are entitled to receive dividends if, as, and when declared by our Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and subject to any dividend restrictions that may be contained in future credit facilities. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, we would not be able to pay our debts as they become due in the usual course of business, or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. We do not currently intend to pay dividends on shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “AZO”.

The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

Preferred Stock

Our Board of Directors is authorized, without further stockholder action, to divide any or all shares of the authorized preferred stock into series and to fix and determine the designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus supplement, our Board of Directors has not authorized any series of preferred stock and there are no plans, agreements, or understandings for the issuance of any shares of preferred stock.

Anti-Takeover Effects of Certain Provisions of Nevada Law

We are governed by Chapter 78 of the Nevada Revised Statutes. Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes (the “Combination Statutes”) prohibit, except under certain circumstances, a publicly held Nevada corporation from engaging in certain “combinations” with an “interested stockholder”, as those terms are defined in the Nevada Revised Statutes, for three years after the date that the person first became an interested stockholder. An interested stockholder generally is (1) a person or group that owns 10% or more of a corporation’s outstanding voting securities or (2) an affiliate or associate of the corporation that at any time during the past three years was the owner of 10% or more of the corporation’s then-outstanding voting securities.

The Combination Statutes define “combination” broadly to include, among other transactions, mergers and consolidations with an interested stockholder or another entity that is or will be after the merger or consolidation an affiliate of the interested stockholder. Although we are governed generally by the Combination Statutes, we do not believe that they apply to the present sale transaction contemplated by the selling stockholders.

In addition, Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes (the “Controlling Interest Statutes”) govern certain “acquisitions” of a “controlling interest”, as those terms are defined in the Nevada Revised Statutes. The Controlling Interest Statutes generally require any person desiring to acquire control of a subject corporation to follow certain formalities prior to any such acquisition or forfeit voting rights. The Controlling Interest Statutes, however, only apply to “issuing corporations” and only to certain types of “acquisitions”, as those terms are defined in the Nevada Revised Statutes. An issuing corporation is a corporation organized in Nevada that (1) has at least 200 stockholders of record at least 100 of whom are residents of Nevada and (2) does business in Nevada. Although we currently have more than 200 stockholders of record, fewer than 100 are residents of Nevada. As a result, we are not currently an issuing corporation for purposes of the Controlling Interest Statutes and are not subject to its restrictions.

Finally, Chapter 78 permits directors to resist a change or potential change in control of the corporation if the directors determine, in good faith, that the change or potential change is opposed to or not in the best interest of the corporation. As a result, our Board of Directors may have considerable discretion in considering and responding to unsolicited offers to purchase a controlling interest in our company.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Citigroup Global Markets Inc. has agreed to purchase, and the selling stockholders have agreed to sell to Citigroup Global Markets Inc., all the shares being offered hereby.

The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares if it purchases any of the shares.

The underwriter proposes to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement. If all of the shares are not sold at the initial offering price, the underwriter may change the public offering price.

The selling stockholders have agreed that, for a period of 90 days from the date of this prospectus supplement, they will not, without the prior written consent of Citigroup, directly or indirectly, dispose of any shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

•	the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

The following table shows the underwriting discounts and commissions that the selling stockholders are to pay to the underwriter in connection with this offering.

Paid by Selling Stockholders
Per share	$0.6185
Total	$3,463,600

In addition to the underwriting discount, the underwriter will receive a commission from purchasers in the amount of $0.05 for each share of common stock sold to those purchasers in this offering.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, covering transactions and stabilizing transactions. Short sales involve sales of common stock in excess of the number of shares to be purchased by the underwriter in the offering, which creates a short position. Transactions to close out the short involve purchases of the common stock in the open market after the distribution has been completed. The underwriter may also make “naked” short sales of shares. The underwriter must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

The selling stockholders estimate that the total expenses of this offering will be $310,000, all of which will be paid by the selling stockholders.

The underwriter has performed investment banking, commercial banking and advisory services for us and the selling stockholders from time to time for which it has received customary fees and expenses. The underwriter may, from time to time, engage in transactions with and perform services for us and the selling stockholders in the ordinary course of its business. In particular, affiliates of the underwriter are agents and/or lenders under our credit facility.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Harry L. Goldsmith, Esq., our Senior Vice President, General Counsel and Secretary. As of October 14, 2003, Mr. Goldsmith beneficially owned 127,672 shares of our common stock, including 113,610 shares that may be acquired upon exercise of stock options either immediately or within 60 days of October 14, 2003, and 1,400 shares held by trusts for which Mr. Goldsmith is a beneficiary.

Donald R. Rawlins, Esq., our Vice President, Assistant General Counsel and Assistant Secretary, will pass upon certain legal matters relating to this offering for us. As of October 14, 2003, Mr. Rawlins beneficially owned 8,117 shares of our common stock, including 8,058 shares that may be acquired upon exercise of stock options either immediately or within 60 days of that date.

Latham & Watkins LLP, Los Angeles, California, and Schreck Brignone, Las Vegas, Nevada, will also pass upon certain legal matters relating to this offering for us.

Wachtell, Lipton, Rosen & Katz, New York, New York, will pass upon certain legal matters relating to this offering for the selling stockholders.

Simpson Thacher & Bartlett LLP, New York, New York, will pass upon certain legal matters relating to this offering for the underwriter. Simpson Thacher & Bartlett LLP renders legal services to ESL Investments, Inc. and certain of its affiliates on a regular basis.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended August 30, 2003, as set forth in their reports, which are incorporated by reference in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

AutoZone, Inc.

15,000,000

shares of Common Stock

The stockholders of AutoZone, Inc. listed in this prospectus are offering and selling 15,000,000 shares of our common stock under this prospectus. We will not receive any of the proceeds from the sale of the shares covered by this prospectus.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “AZO.” On April 24, 2002, the closing sales price on the New York Stock Exchange Composite Tape of our common stock was $75.88.

This investment involves a degree of risk. See “Risk Factors” beginning on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30 , 2002.

ABOUT AUTOZONE

We are the nation’s leading specialty retailer of automotive parts and accessories, with most of our sales to do-it-yourself (“DIY”) customers. We began operations in 1979 and at February 9, 2002, operated 3,037 auto parts stores in the United States and 23 in Mexico. Each auto parts store carries an extensive product line for cars, vans and light trucks, including new and re-manufactured automotive hard parts, maintenance items and accessories. We also have a commercial sales program in the United States that provides commercial credit and prompt delivery of parts and other products to local repair garages, dealers and service stations. We do not sell tires nor do we perform automotive repair or installation.

In addition, we sell automotive diagnostic and repair information software through our ALLDATA subsidiary and diagnostic and repair information through alldatadiy.com.

We are dedicated to providing customers with superior service, value and quality automotive parts and products at conveniently located, well-designed stores. We have implemented this strategy primarily through knowledgeable and motivated store personnel trained to emphasize prompt and courteous customer service, through an everyday low price policy and by maintaining an extensive product line with an emphasis on automotive hard parts. Our stores are generally situated in high-visibility locations and provide a distinctive merchandise presentation in an attractive store environment.

Our executive offices are located at 123 South Front Street, Memphis, Tennessee 38103, and our telephone number is (901) 495-6500. AutoZone is a Nevada corporation.

RISK FACTORS

An investment in our common stock involves a degree of risk. You should carefully consider the risks and uncertainties described below and other information contained in this prospectus before you decide whether to invest in our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and liquidity could be materially adversely affected. This may cause the trading price of our common stock to decline after this offering, and you may lose part or all of your investment.

We may not be able to increase sales by the same historic growth rates.

We have significantly increased our domestic store count in the past five fiscal years, growing from 1,143 stores at August 25, 1996, to 3,019 stores at August 25, 2001, an average store count increase per year of 16%. We do not plan to continue our store count growth rate at the historic pace. In addition, a portion of our total sales increases each year results from increases in sales at existing stores. We cannot provide any assurance that we can continue to increase same store sales as our stores mature in their markets.

We have an ever-increasing need for qualified employees.

In fiscal year 2001, our consolidated employee count increased from approximately 43,200 at the beginning of the year to about 44,600, a 3% increase in the year. We do not know if we can continue to hire and retain qualified employees at current wage rates. In the event of increasing wage rates, if we do not increase our wages competitively, our customer service could suffer by reason of a declining quality of our workforce or, alternatively, our earnings would decrease if we increase our wage rates.

If demand for our products slows, then our business may be materially affected.

Demand for products sold by our stores depends on many factors. In the short term, it may depend upon:

•	the weather, as vehicle maintenance may be deferred during periods of inclement weather. However, as AutoZone stores are geographically disbursed, isolated instances of inclement weather will generally not have a material effect upon our aggregate sales.

•	the economy, as during periods of good economic conditions, more of our do-it-yourself customers may pay others to repair and maintain their cars instead of working on their own vehicles, or they may purchase new vehicles. This factor is tempered by our commercial parts sales program that sells parts to installers. In periods of declining economic conditions, both do-it-yourself and do-it-for-me customers may defer vehicle maintenance or repair.

For the long term, demand for our products may depend upon the quality of the vehicles manufactured by the original vehicle manufacturers and the length of the warranty offered on new vehicles.

If we are unable to compete successfully against other businesses that sell the products that we sell, we could lose customers and our revenues and profits may decline.

The sale of automotive parts, accessories and maintenance items is highly competitive in many areas, including name recognition, product availability, customer service, store location, and price, with many competitors. AutoZone competes in both the DIY and commercial auto parts and accessories markets. Competitors include national and regional auto parts chains, independently owned parts stores, wholesalers and jobbers, repair shops, car washes, and auto dealers, in addition to discount and mass merchandise stores, department stores, hardware stores, supermarkets, drugstores, and home stores which sell aftermarket vehicle parts and supplies, chemicals, accessories, tools and maintenance parts. Although we believe we compete effectively on the basis of customer service, including the knowledge and expertise of our AutoZoners, merchandise selection and availability, product warranty, store layout, location and convenience, some competitors may have competitive advantages, such as greater financial and marketing resources, larger stores with more merchandise, longer operating histories, more frequent customer visits, and more effective advertising. If we are unable to continue to develop successful competitive strategies or our competitors develop more effective strategies, we could lose customers and our revenues and profits may decline.

If we cannot profitably increase market share in the commercial auto parts business, our sales growth may be limited.

Although we are one of the five largest sellers of auto parts in the commercial “do-it-for-me” market, to increase commercial sales we must compete against automotive aftermarket jobbers and warehouse distributors, in addition to other auto parts retailers that have recently entered the commercial business. Some of these jobbers and warehouse distributors have been in business for substantially longer periods of time than we have, have developed long-term customer relationships and have larger available inventories. We can make no assurances that we can profitably develop new commercial customers or make available inventories required by commercial customers.

If we cannot profitably open and operate stores in international markets, our sales growth may be limited.

We opened our first auto parts stores in Mexico during fiscal year 1999. We do not currently have any retail store locations in any country other than the United States and Mexico. While we believe that great potential exists for auto parts stores in the fragmented international auto parts market, we have little experience opening or operating stores outside of the United States, and no assurances can be made that we can open additional stores in Mexico or stores in any other country in a timely or profitable manner.

In addition, products sold in Mexico must be properly labeled for sale in accordance with Mexican law. If AutoZone cannot source products in Mexico, it must obtain products elsewhere and have them appropriately labeled for sale in Mexico. We can make no assurances that we can purchase goods of appropriate quality or in sufficient quantities in Mexico to sell in our stores, nor can we make any assurances that we can profitably obtain products outside of Mexico and have them relabeled in accordance with Mexican law.

If our vendors continue to consolidate, we may pay higher prices for our merchandise.

Recently, several of our vendors have merged and others have announced plans to merge. Further vendor consolidation could limit the number of vendors from which we may purchase products and could materially affect the prices we pay for these products.

Consolidation among our competitors may negatively impact our business.

Recently, several large auto parts chains have merged. We do not know what impact these mergers will have upon competition in the retail automotive aftermarket. If our merging competitors are able to achieve efficiencies in their mergers, then there may be greater competitive pressures in the markets in which they are strongest.

War, acts of terrorism, or the threat of either may negatively impact availability of merchandise and adversely impact our sales.

In the event of war, acts of terrorism, or either are threatened, it may have a negative impact on our ability to obtain merchandise available for sale in our stores. Some of our merchandise is imported from other countries. If imported goods become difficult or impossible to bring into the United States, and if we cannot obtain such merchandise from other sources at similar costs, our sales and profit margins may be negatively affected. In addition, a significant amount of the merchandise sold in our Mexico stores is exported from the United States. If we cannot export this merchandise in a timely manner, sales in our Mexico stores may be adversely affected.

In the event that commercial transportation is curtailed or substantially delayed, our business may be adversely impacted, as we may have difficulty shipping merchandise to our distribution centers and stores.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of the common stock by the selling stockholders. All proceeds from the sale of our common stock will be for the account of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution” described below.

SELLING STOCKHOLDERS

General

This prospectus covers offers and sales from time to time by each selling stockholder of the common stock owned by such entity. The selling stockholders acquired their shares through open market transactions on the New York Stock Exchange. As a group, as of the date of this prospectus the selling stockholders own approximately 24% of the issued and outstanding shares of our common stock. If all shares are sold pursuant to this offering, the selling stockholders will own, as a group, approximately 10% of our issued and outstanding common stock.

The selling stockholders under this prospectus are as follows:

ESL Partners, L.P., a Delaware limited partnership

ESL Limited, a Bermuda corporation

ESL Institutional Partners, L.P., a Delaware limited partnership

ESL Investors, L.L.C., a Delaware limited liability company

Acres Partners, L.P., a Delaware limited partnership

Marion Partners, L.P., a Delaware limited partnership

Blue Macaw Partners, L.P., a Delaware limited partnership

Certain Relationships with Selling Stockholders

None of the selling stockholders in the Selling Stockholders Table below are executive officers or directors of AutoZone. Mr. Edward S. Lampert, a member of our Board of Directors, is the Chairman, Chief Executive Officer and director of the general partner of ESL Partners, L.P., the managing member of the investment manager of ESL Limited and the managing member of the general partner of ESL Institutional Partners, L.P. Mr. Lampert is not selling any shares he personally owns as a selling stockholder.

On October 10, 2000, one of the selling stockholders, on behalf of itself and the other selling stockholders entered into a letter agreement with AutoZone. The letter agreement provides that to the extent the selling stockholders acquire additional shares of our common stock after October 20, 2000, and before April 1, 2004, the selling stockholders agree not to vote (or issue written consents with respect to) such shares prior to April 1, 2004, unless our Board of Directors otherwise permits.

Selling Stockholders Table

The following table sets forth, as of April 24, 2002, information with respect to the beneficial ownership of each selling stockholder before and after completion of the sale of the shares of our common stock to be sold by such selling stockholder under this prospectus. The information included in the table and under the caption “Selling Stockholders” has been furnished to us by the selling stockholders. The information in the table assumes that the selling stockholders do not sell any shares of our common stock other than under this prospectus. Beneficial ownership has been determined based upon information provided to us, in accordance with the rules of the SEC.

Name of Selling Stockholder	Number of Shares Beneficially Owned Before this Offering	Percent as of April 24, 2002	Number of Shares Being Registered for Resale	Number of Shares Owned After this Offering	Percent to be Owned After this Offering
ESL Partners, L.P.	12,338,984	11.7	7,342,349	4,996,635	4.7
ESL Limited	2,985,290	2.8	1,883,439	1,101,851	1.0
ESL Institutional Partners, L.P.	443,272	*	263,678	179,594	*
ESL Investors, L.L.C.	1,521,365	1.4	375,344	1,146,021	1.1
Acres Partners, L.P.	7,526,599	7.1	4,422,000	3,104,599	2.9
Marion Partners, L.P.	224,840	*	224,840	0	0
Blue Macaw Partners, L. P.	488,350	*	488,350	0	0

*	Less than 1%

All shares shown in the above table are owned directly by the specified entity, and the holder thereof has sole voting and investment power with respect to such shares. However, pursuant to regulations promulgated under the Exchange Act, these entities are part of a group that may be deemed to beneficially own all shares owned by each member of the group. RBS Partners, L.P., the general partner of ESL Partners, L.P. and the manager of ESL Investors, L.L.C.; ESL Investment Management, LLC, the investment manager of ESL Limited; RBS Investment Management, LLC, the general partner of ESL Institutional Partners, L.P.; ESL Investments, Inc., the general partner of RBS Partners, L.P., Acres Partners, L.P., Marion Partners, L.P. and Blue Macaw Partners, L.P.; and Mr. Lampert, a controlling stockholder of ESL Investments, Inc. and the managing member of ESL Investment Management, LLC and RBS Investment Management, LLC, may be deemed indirect beneficial owners of the securities shown in the above table. RBS Partners, L.P., ESL Investment Management, LLC, RBS Investment Management, LLC, ESL Investments, Inc. and Mr. Lampert disclaim beneficial ownership of the shares shown in the above table (except for the shares allocated to the account of any general partner).

PLAN OF DISTRIBUTION

The selling stockholders, their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of the shares of common stock covered by this prospectus in market transactions or privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

•	market transactions in accordance with the rules of the New York Stock Exchange or any other available markets or exchanges;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	privately negotiated transactions;

•	distributions to the partners and members of the selling stockholders;

•	redemptions or repurchases of interests owned by partners or members of the selling stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Subject to applicable law, from time to time the selling stockholders may engage in puts and calls and other transactions in securities of AutoZone or derivatives thereof and may sell and deliver the shares of common stock in connection therewith in settlement of securities loans. From time to time the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledged shares of common stock from time to time.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholders may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In order to comply with certain states’ securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

We have advised the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of our shares offered by this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by our General Counsel, Harry L. Goldsmith, Esq. As of April 24, 2002, Mr. Goldsmith beneficially owned 140,478 shares of AutoZone common stock, including 126,666 shares that may be acquired upon exercise of stock options either immediately or within 60 days of April 24, 2002, and 1,400 shares held by trusts for which Mr. Goldsmith is a beneficiary.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included or incorporated by reference in our Annual Report on Form 10-K for the year ended August 25, 2001, as set forth in their report, which is incorporated by reference in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and in New York, New York. Copies of this material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference rooms in New York, New York, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of this information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1734 K Street, N.W., Washington, D.C. 20006. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at “http://www.sec.gov.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements (as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). Such statements are typically characterized by terminology such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including those risks described in this prospectus under “Risk

Factors,” and elsewhere in, or incorporated by reference into, this prospectus, as well as other factors that our management has not yet identified. Any such forward looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward looking statements and such events could materially and adversely affect our business. Except as required by applicable law, we undertake no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholders sell all the shares of common stock offered by this prospectus.

•	our annual report on Form 10-K for the fiscal year ended August 25, 2001;

•	our annual report on Form 10 K/A for the fiscal year ended August 25, 2001 (filed with the SEC on March 4, 2002);

•	our current reports on Form 8-K, filed on December 5, 2001, January 7, 2002; and February 27, 2002;

•	our quarterly report on Form 10-Q for the quarter ended November 17, 2001;

•	our quarterly report on Form 10-Q for the quarter ended February 9, 2002;.

•	The description of our common stock contained in our Registration Statement on Form S-3 (No. 333-39715), filed on November 7, 1997, including any amendments or reports filed for the purpose of updating that description; and

•	All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered by this prospectus.

We have also filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act that registers the shares we are offering. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

Secretary

AutoZone, Inc.

123 South Front Street

Memphis, Tennessee 8103

(901) 495-6500

5,600,000 Shares

AutoZone, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

October 31, 2003

Citigroup